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                          CO-ADMINISTRATION AGREEMENT


  CO-ADMINISTRATION AGREEMENT, made as of the 30th day of November, 1998 between The Numeric Family of The RBB Fund, Inc., a Maryland corporation (the "Fund") and Bear Stearns Funds Management Inc., a New York corporation (the "Co-Administrator").


                                  WITNESSETH:
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  WHEREAS, the Fund, consisting of the series named on Schedule 1, hereto, as such Schedule may be revised from time to time (each a "Series"), is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

  WHEREAS, the Fund has retained an investment adviser for the purpose of investing its assets in securities and desires to retain the Co-Administrator for certain administrative services, and the Co-Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

  NOW, THEREFORE, the parties hereto agree as follows:


  1.  Appointment.  The Fund hereby appoints the Co-Administrator to provide the
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services set forth below, subject to
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the overall supervision of the Board of Directors of the Fund (the "Board") for
the period and on the terms set forth in this Agreement. The Co-Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth; for the compensation herein provided.

  2. Description of Services.  Subject to the supervision of the Board and the
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officers of the Fund, the Co-Administrator shall provide office facilities and personnel to assist the officers of the Fund in the performance of the following services:

     (a) Review of all materials filed with the Securities and Exchange Commission ("SEC") on behalf of the Fund (e.g., N-SAR, amendments to registration statements on Form N-IA, periodic reports to shareholders, proxy statements, etc.) and monitor EDGAR filing of the same;

     (b)  Assist in the negotiation of fees for services rendered to the Series;

     (c) Assist both the Adviser and the Series in the preparation of materials for periodic Board meetings and committees thereof;
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     (d)  Oversee the determination and publication of each Series' net asset value in accordance with each Series' policy as adopted from time to time by the Board;

     (e) Oversee the maintenance by PFPC Inc. of certain books and records of each Series as required under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and maintain (or oversee the maintenance by such other persons as approved by the Board) such other books and records (other than those maintained by the investment adviser) required by law or for the proper operation of each Series;

     (f) Assist in the preparation and review of each Series' federal, state and local income tax returns and any other required tax return (other than those filings relating to a shareholder's holdings in each Series, which will be handled by PFPC Inc., in the capacity of transfer agent);

     (g) Assist in the preparation and review of year-end shareholder tax notifications for dividends and distributions paid by each Series during the calendar and/or fiscal year;

     (h) Assist with the preparation, review and approval by officers of the Fund and the Adviser, the financial
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information for each Series' semi-annual, annual and other periodic reports, proxy statements and other communications with shareholders or otherwise to be sent to each Series' shareholders, and coordinate for the printing and dissemination of such reports and communications to shareholders;

     (i) Assist with the preparation and dissemination of statistical information and research data to outside reporting agencies;

     (j) Prepare and/or assist with the preparation of reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund Adviser, custodian, Co-Administrator and accounting agent, transfer agent, legal counsel or independent accountants;

     (k) Consult with the Fund's officers, independent accountants, legal counsel, custodian, Co-Administrator and accounting agent, and transfer and dividend disbursing agent in establishing the accounting policies of each Series;

     (l) Review and assist with the computation of the amount of dividends and distributions to be paid by each Series;

     (m)  Provide communication and coordination services
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with regard to the Fund's investment adviser, transfer and disbursing agent, custodian and other service providers that render recordkeeping or shareholder communication services to the Fund; and

     (n) Develop and implement procedures to assist the Adviser in monitoring, on a monthly basis, the Series' compliance with regulatory requirements, specifically compliance with the Fund's prospectus, diversification and other requirements under the Investment Company Act, and each Series' income diversification requirements under Subchapter M of the Internal Revenue Code of 1986, as amended.

  All services are to be furnished through the medium of any directors, officers or employees of the Co-Administrator as the Co-Administrator deems appropriate in order to fulfill its obligations hereunder.

  Each party shall bear all its own expenses incurred in connection with this Agreement, except as noted below.

  3.  Compensation.  The Fund will pay the Co-Administrator a monthly fee
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calculated at the annual rate of 0.05% of the first $150 million of each Series'
average daily net assets and 0.02% on all assets above $150 million of each Series' average daily
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net assets. Average daily net assets are based on the net asset value on each day the New York Stock Exchange is open for business. In addition to the fee, the Fund, on behalf of each Series, may be required to reimburse to the Co-Administrator all out-of-pocket expenses incurred by the Co-Administrator for attendance at any meeting (outside of the New York metropolitan area) of the Board, or any committees of such Board, or at any other meetings or presentations for which the Co-Administrator is required to attend.

  4.  Responsibility of the Co-Administrator.  The Co-Administrator assumes no
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responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund's assets.

  5.  Indemnification.  The Co-Administrator shall not be liable to the Fund for
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any action taken or omitted to be taken by the Co-Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Fund shall indemnify the Co-Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Co-Administrator in or by reason of any pending, threatened or completed action, suit,
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investigation or other proceeding (including an action or suit by or in the right of the Fund or its security shareholders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Co-Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Co-Administrator against or entitle or be deemed to entitle the Co-Administrator to indemnification in respect of any liability to the Fund or its security holders to which the Co-Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement.

  6.  Duration and Termination.  This Agreement shall become effective as of the
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date hereof and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time by giving not less than 60 days' prior written notice to the other party hereto.

  7.  Services to Others.  The services of the Co-Administrator to the Fund
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hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Co-
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Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Co-Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

  8.  References to the Co-Administrator.  During the term of this Agreement,
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the Fund agrees to furnish the Co-Administrator at the principal office of the
Co-Administrator prior to use thereof all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public that refer in any way to the Co-Administrator. If the Co-Administrator reasonably objects in writing to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Fund will modify such references in a manner reasonably satisfactory to the Co-Administrator. In the event of termination of this Agreement, the Fund will continue to furnish to the Co-Administrator copies of any of the above-mentioned materials that refer in any way to the Co-Administrator and, as soon as practicable after such termination, shall eliminate all references to the Co-Administrator in all written materials used thereafter. The Fund shall furnish or otherwise make available to the Co-Administrator such other information relating to the business affairs of the Fund as the Co-
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Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

  9.  Amendments.  This Agreement may be amended only by mutual written consent.
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  10.  Notices.  Any notice or other communication required to be given pursuant
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to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Administrator at 245 Park
Avenue, 15th floor, New York, New York 10167, Attention: Frank J. Maresca, Executive Vice President or (2) to the Fund at 400 Bellevue Parkway, Wilmington, DE 19809, Attention: Edward Roach, President.

  11.  Entire Agreement.  This Agreement sets forth the entire agreement and
       ----------------
understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and Bear Stearns Funds Management Inc. as Co-Administrator. The Co-Administrator Agreement by and between the Fund and the Co-Administrator dated as of May 31, 1996 is hereby terminated and shall have no further force or effect as of the date hereof. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.
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  12.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of New York without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict the Investment Company Act shall control.

  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                             THE NUMERIC FAMILY
                                                     of
                                             THE RBB FUND, INC.


                                             By: /s/ Edward J. Roach
                                                --------------------------------
                                             Name: Edward J. Roach
                                             Title: President and Treasurer



                                             BEAR STEARNS FUNDS MANAGEMENT INC.



                                             By:   /s/ Frank J. Maresca
                                                 -------------------------------
                                             Name:  Frank J. Maresca
                                             Title: President
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                                  SCHEDULE I


                              THE NUMERIC FAMILY
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                              n/i Micro Cap Fund
                                n/i Growth Fund
                            n/i Growth & Value Fund
                           n/i Larger Cap Value Fund
                           n/i Small Cap Value Fund